Exhibit 99.1
FOR FURTHER INFORMATION:
AT FIRST MERCURY FINANCIAL CORPORATION:
Edward A. LaFramboise
Vice President — Finance
(248) 358-4010
elaframboise@firstmercury.com
FOR IMMEDIATE RELEASE
TUESDAY, OCTOBER 6, 2009
FIRST MERCURY FINANCIAL CORPORATION APPOINTS
CHIEF UNDERWRITING OFFICER
SOUTHFIELD, MI — October 6, 2009 — First Mercury Financial Corporation (NYSE: FMR) (“First Mercury” or the “Company”) announced today the appointment of E. Edward (“Ted”) Camp as Executive Vice President and Chief Underwriting Officer. In this role, Mr. Camp will continue to report to Richard H. Smith, Chairman, President and Chief Executive Officer, and be responsible for all of the Company’s underwriting activities conducted through CoverX and First Mercury Emerald. Mr. Camp will be based at the Company’s headquarters in Southfield, Michigan.
“We look forward to Ted continuing his contributions to the underwriting-driven culture of the Company. With his extensive underwriting experience in the specialty property/ casualty marketplace, Ted will ensure consistency in our underwriting activities across all of our platforms and will play an integral role in our continued efforts to expand our specialty operations. We are pleased to welcome Ted to our executive management team,” said Richard H. Smith.
Prior to his appointment, Mr. Camp was Senior Vice President and Chief Underwriting Officer of the CoverX specialty operations. He will maintain his active involvement in managing this business as part of his broader responsibilities. Mr. Camp has over 23 years of experience in the insurance industry, including various management roles at a leading excess and surplus lines property and casualty insurer prior to joining First Mercury in 2006. Mr. Camp holds a Bachelor’s degree in Economics from the University of New Hampshire. He is a Chartered Property Casualty Underwriter and an Associate in Risk Management.
About First Mercury Financial Corporation
First Mercury Financial Corporation provides insurance products and services primarily to the specialty commercial insurance markets, focusing on niche and underserved segments where we believe that we have underwriting expertise and other competitive advantages. During the Company’s 36 years of underwriting risks, First Mercury has developed the

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First Mercury Financial Corporation

underwriting expertise and cost-efficient infrastructure which has enabled us to effectively underwrite such risks. Our risk-taking subsidiaries offer insurance products through our distribution subsidiaries: CoverX®, FM Emerald and AMC, which are recognized brands among insurance producers.
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